SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549


                         INFORMATION STATEMENT
                   PURSUANT TO SECTION 14(f) OF THE
                    SECURITIES EXCHANGE ACT OF 1934



                      FAMILY BARGAIN CORPORATION
                       (Name of Subject Company)

                      FAMILY BARGAIN CORPORATION
                 (Name of Person(s) Filing Statement)

                COMMON STOCK, PAR VALUE $.01 PER SHARE
                    (Title of Class of Securities)



                               23331C105
                 (CUSIP Number of Class of Securities)



                          JEFFREY C. GERSTEL
                      FAMILY BARGAIN CORPORATION
                           4000 RUFFIN ROAD
                     SAN DIEGO, CALIFORNIA  92123
                            (619) 627-1800
             (Name, address and telephone number of person
          authorized to receive notice and communications on
               behalf of the person(s) filing statement)

                            With copies to:

                       DAVID W. BERNSTEIN, ESQ.
                            ROGERS & WELLS
                            200 PARK AVENUE
                       NEW YORK, NEW YORK 10166
                            (212) 878-8000

PAGE

            INFORMATION STATEMENT PURSUANT TO SECTION 14(f)
                OF THE SECURITIES EXCHANGE ACT OF 1934
                     AND RULE 14f-1 UNDER THAT ACT


     This information statement is being furnished by Family Bargain Corporation (the "Company") in connection with the election, other than at a meeting of stockholders, to what will be a majority of the places on the Company's Board of Directors of persons designated by Three Cities Research, Inc. ("TCR") as contemplated in connection with a sale by the Company to three entities advised by TCR of $27 million, and possibly $32 million, of the Company's Series B Junior Convertible, Exchangeable Preferred Stock.

     At December 6, 1996, there were 4,693,337 shares of Common Stock of the Company outstanding.

THE TRANSACTIONS

     On December 30, 1996, the Board of Directors of the Company approved the creation of a new Series B Junior Convertible, Exchangeable Preferred Stock ("Series B Stock"), the sale of 27,000 shares of Series B Stock to three entities (the "Purchasers") advised by TCR for $1,000 per share, and the grant to the Purchasers of a 90 day option to purchase another 5,000 shares of Series B Stock for the same price. At the same time, the Board of Directors approved the sale of up to 1,500 shares of Series B stock to members of the operating management of the Company's subsidiaries for $1,000 per share.

     Each share of Series B Stock will become convertible 30 days after there is no outstanding Series A 9 1/2% Cumulative Convertible Preferred Stock ("Series A Stock"), or after there has been a change of control of the Company, into common stock at the initial conversion ratio of 526.09 shares of common stock per share of Series B Stock. Therefore, the 27,000 shares of Series B Stock the Purchasers will be acquiring would be convertible at the initial conversion ratio into 14,204,513 shares of common stock, which will be approximately 75% of the outstanding common stock, and 44% of the outstanding common stock if all the Series A Stock were converted into common stock and outstanding options were exercised.
If the Purchasers acquire the additional 5,000 shares of Series B Stock, this will increase the common stock they can acquire by converting their Series B Stock to 16,834,978 shares, equal to approximately 78%
of the outstanding shares, and 48% if all the Series A Stock were
converted and  the  options  were  exercised.   In  addition, as described
below, the Purchasers will be acquiring from Benson Selzer and John Selzer and affiliated entities 668,780 shares of common stock and 88,725 shares of Series A Stock, which will be convertible (and which the Purchasers have said they intend to convert) into 226,288 shares of common stock.
This would enable the Purchasers to increase their total holdings to 17,730,047 shares of common stock (if they exercise their option to purchase an additional 5,000 shares of Series B Stock), which would be approximately 82% of the outstanding common stock, and 50% if all the Series A Stock were converted and the options were exercised.

    The Series B Stock will vote together with the common stock on all matters, with the holders of the Series B Stock having a number of votes equal to the number of shares of common stock into which their Series B Stock may be converted. Because of this, when the Series B Stock is issued and the Purchasers acquire the common stock and Series A Stock from Benson and John Selzer and affiliated entities, the Purchasers will be entitled to cast approximately 79% of the votes with regard to matters presented to the Company's stockholders, which would be reduced to 48% if all the Series A Stock (including that which will be owned by the Purchasers) were converted into common stock and the outstanding options were exercised. The Purchasers could increase this to 81% of the votes (which would be reduced to 52% if all the Series A Stock were converted and all the options were exercised) by exercising their option to purchase an additional 5,000 shares of Series B Stock.

     The Purchasers will obtain the funds with which to purchase the Series B Stock from their own resources or, in the case of Purchasers which are partnerships, through capital contributions by partners as contemplated by their respective partnership agreements.

     Any operating management employees who purchase Series B Stock will borrow the funds for the purchase from the Company under full recourse loans, which will bear interest at 8% per annum and will require amortization of principal out of a portion of each year's bonus, with any balance due in five years.

     Agreements  relating  to  the sale of the Series B Stock to the
Purchasers were signed on December 31, 1996.   At  the same time (a) the
Purchasers agreed to purchase from Benson A. Selzer and John A. Selzer and entities they own all the shares of the Company's stock owned by them (consisting of 668,780 shares of common stock and 88,725 shares of Series A Convertible Preferred Stock) for $2.99 million and (b) the
Company entered into an agreement with Benson A. Selzer, John A. Selzer and Joseph Eiger under which, after the Purchasers purchase the shares from Benson Selzer and John Selzer, the two Selzers and Mr. Eiger will resign from all their positions as directors and officers of the Company and the Company will make payments to them and forgive indebtedness from them totalling $8,968,000 to terminate their employment contracts and their rights under bonus and retirement benefit plans, for their agreement not to compete with the Company for three years, and for their agreement to be available to consult with the Company about occurrences while they were engaged in the management of the Company. In addition, the Company will permit them to continue to use the Company's New York City office for two years and will pay the cost of the New York City office up to a total of $830,000.

     At the Board of Directors meeting held on December 30, 1996, Edwin C. Nevis and Francis Warburton resigned from the Company's Board of Directors, effective when the Purchasers complete the purchase of Series B Stock from the Company. At the same meeting, the Board of Directors elected J. William Uhrig, H. Whitney Wagner and Thomas G. Weld, each of whom is a Managing Director of TCR, to become directors of the Company at the later of (i) the time when the Purchasers complete the purchase of shares of Series B Stock from the Company (which is expected to occur on January 9 or 10, 1997) and (ii) ten days after the day on which this information statement is mailed to the stockholders of the Company and is filed with the Securities and Exchange Commission. At that time, the Board of Directors will consist of Messrs. Uhrig, Wagner and Weld and William Mowbray (who will become President and chief executive officer of Company) and John J. Borer III.

PAGE

INFORMATION CONCERNING OFFICERS, DIRECTORS AND PERSONS ELECTED TO BECOME
DIRECTORS

     Set forth below is the name, age, business address, present principal occupation and five year employment history of each of the persons newly elected to become a director of the Company:


                                                         PRINCIPAL OCCUPATION AND FIVE YEAR
                                                         __________________________________
NAME AND ADDRESS                       AGE               EMPLOYMENT HISTORY
________________                       ___               __________________
J. William Uhrig                       34                Mr. Uhrig is a Managing Director of TCR, a firm
Three Cities Research, Inc.                              engaged in the investment and management of
135 East 57th Street                                     private capital.  Mr. Uhrig joined Three Cities
New York, New York 10022                                 in 1984.  Prior to December 1991, Mr. Uhrig was
                                                         the Managing Director of TCR Europe Ltd.  Mr.
                                                         Uhrig serves on the board of directors of MLX
                                                         Corp., a holding company.  Mr. Uhrig received
                                                         his Masters of Business Administration from the
                                                         University of Chicago in 1984, and graduated
                                                         from Purdue University in 1982.

H. Whitney Wagner                      41                Mr. Wagner has served as a Managing Director of
Three Cities Research, Inc.                              TCR since 1989.  He joined TCR in 1983 and was
135 East 57th Street                                     elected a Vice President in 1986.  Mr. Wagner
New York, New York 10022                                 serves on the boards of directors of MLX Corp.
                                                         and Garden Ridge Corporation, a specialty
                                                         retailing company.

Thomas G. Weld                         34                Mr. Weld has served as a Managing Director of
Three Cities Research, Inc.                              TCR since 1993.  From 1988 until 1993, Mr. Weld
135 East 57th Street                                     was an associate with McKinsey and Company, a
New York, New York 10022                                 management research firm.


     The following table provides information as of December 31, 1996 with respect to each of the Company's present directors and executive officers:

                                                              Served as Officer or    Director's Term
                                                              Director of             Expires{(1)}
NAME                       AGE         POSITION               Company Since
____                       ___         ________               ____________________    _______________
Benson A. Selzer{(2)}      75          Chairman and Director        1992                 1997


John A. Selzer{(2)}        41          Chief Executive              1992                 1997
                                       Officer, President,
                                       Assistant Secretary
                                       and Director

Joseph Eiger{(2)}          65          Vice Chairman,               1992                 1997
                                       Executive Vice
                                       President, Secretary
                                       and Director

William W. Mowbray         57          Chief Operating              1994                 1997
                                       Officer of General
                                       Textiles and Director

Jeffrey C. Gerstel         32          Executive Vice               1992
                                       President, Finance{(3)}

John J. Borer III          39          Director                     1994                 1997

Edwin C. Nevis{(2)}        70          Director                     1994                 1997

Francis G. Warburton{(2)}  67          Director                     1992                 1997

{(1)}Because the Company did not hold annual meetings in 1995 or 1996, all directors would be subject to election at the 1997 annual meeting. The terms of all the directors other than Messrs. Benson Selzer, Mowbray and Borer were scheduled to expire in 1995 or 1996.

{(2)}Messrs. Benson and John Selzer, Eiger, Nevis and Warburton have all resigned, effective after the Purchasers acquire Series B Preferred Stock from the Company.

{(3)}Mr. Gerstel will become the Chief Financial Officer when the Purchasers acquire Series B Preferred Stock from the Company.


     The Company has a classified Board of Directors, under which its members are divided into three classes. The term of office of each Director in a particular class expires at the third annual meeting of stockholders following the meeting at which the Director was elected.
The terms of Mr. Mowbray and Mr. Borer both terminate at the 1997 annual meeting. Messrs. Uhrig and Weld were elected to serve until the 1998 annual meeting and Mr. Weld was elected to serve until the 1999 annual meeting.

     The Board of Directors held a total of three meetings during 1996. Each member of the Board of Directors attended at least 75 percent of the meetings.

     The Board of Directors has three committees, an Executive Committee, an Audit Committee and a Compensation Committee. The Executive Committee acts between Board meetings on all corporate matters and nominates candidates for membership on the Audit and Compensation Committees. Certain actions by the Executive Committee require prior approval of the Audit Committee or the Compensation Committee as described below. The members of the Executive Committee are Benson A. Selzer (Chairman), Joseph Eiger and John A. Selzer.

PAGE

     The Compensation Committee reviews and approves compensation arrangements for top management and employee compensation programs and administers the Company's stock option plans. The Company's Board of Directors determines the compensation of the Company's executive officers based on recommendations from the Compensation Committee. The compensation of both Messrs. Selzer and Mr. Eiger is determined pursuant to their respective employment agreements, each of which was approved by the Compensation Committee and the Company's Board of Directors. The Compensation Committee consists of Joseph Eiger and John J. Borer III.

     The Audit Committee reviews and evaluates the results and scope of the audit and other services provided by the Company's independent accountants, as well as the Company's accounting principles and system of internal accounting controls. The Company's By-Laws provide that affiliated transactions and acquisitions by Family Bargain of businesses not within specified SIC Codes (primarily, the codes covering wholesale apparel trade, retail stores, and apparel stores) must be unanimously approved by the Audit Committee; provided that (i) if at any time there are fewer than two independent directors designated or approved by the representative of the underwriters of the Company's 1994 Series A Stock offering on the Audit Committee, those transactions will require the unanimous consent of all independent directors on the Board of Directors and (ii) if at any time there are no shares of Series A Stock outstanding, acquisitions of businesses not within the specified SIC Codes will require approval by only a majority of the Audit Committee. The members of the Audit Committee are Francis G. Warburton and John J. Borer.

     During fiscal 1996, there were two meetings of the Executive
Committee, one meeting of the Audit Committee, and one meeting of the Compensation Committee of the Board of Directors.

COMPENSATION OF NEW DIRECTORS

     None of Messrs. Uhrig, Wagner and Weld has ever received any compensation from the Company.

SECURITY OWNERSHIP

     The following table describes the persons known to the Company to have been the beneficial owners of 5% or more of the Company's common stock at December 31, 1996 (treating the Purchasers as not yet being the beneficial owners of the Series B Stock they have agreed to purchase or the common stock into which it may be converted):

PAGE

    Name and Address                         Amount and
      of Beneficial                           Naure of                       Percent of
         Owner                          Beneficial Ownership{(1)}               Class
   _________________                    ____________________                    _____
Dutford Limited                             301,640                              6.3%
Tropic Isle Building
Wickham's Bay
Roadtown
Tortola
British Virgin Islands

Benson A. Selzer                          506,057{(2)}                           10.4%
315 E. 62nd Street
New York, NY  10021


{(1)}Unless otherwise indicated, all stockholders have sole voting rights and sole power to dispose of their shares.

{(2)}Includes 163,917 shares of Common Stock issuable upon the exercise of options. Does not include common stock issuable on conversion of 23,225 shares of Series A Stock owned by Mr. Selzer. Benson A. Selzer is the father of John A. Selzer. Each of them disclaims any beneficial ownership interest in the other's holdings.


     The following table identifies the persons who are expected to be the beneficial owners of 5% or more of any class of the Company's outstanding stock after the Purchasers complete their acquisition of $27,000,000 of Series B Stock:

                         Name and Address                 Amount and Nature of                Percent of
Title of Class           Of Beneficial Owner              Beneficial Ownership                Class
______________           ___________________              ____________________                __________


Series B Stock{(1)}     Three Cities Fund II L.P.          6,540 shrs.{(3)}                   29.7% {(3)(4)}
Common Stock                                                          {(4)}
Series A Stock                                                        {(4)}

Series B Stock{(1)}     Three Cities Offshore II C.V.     11,060 shrs.{(3)}                   50.3%{(3)(4)}
Common Stock                                                          {(4)}
Series A Stock                                                        {(4)}

Series B Stock{(1)}     Terfin International, Ltd.         4,040 shrs.{(3)}                   18.4%{(3)(4)}
Common Stock                                                          {(4)}
Series A Stock                                                        {(4)}

{(1)}When there is no longer any outstanding Series A Stock, or if there is a change of control of the Company, the Series B Stock will become convertible into common stock at the rate of 526.09 shares of common stock per share of Series B Stock. However, because the Series B Preferred Stock is not expected to become convertible within the next 60 days, the holders of the Series B Stock are not deemed to be the beneficial owners of the common stock into which the Series B Stock will become convertible.

{(2)}The address of each of the three beneficial owners is c/o Three Cities
     Research Inc., 135 East 57th Street, New York NY  10022.


{(3)}An additional 5,000 shares of Series B Stock will be allocated among the Purchasers in a manner which has not yet been determined.

{(4)}The Purchasers, in total, will be acquiring 668,780 shares of common stock, constituting 14.2% of the outstanding common stock, and 88,725 shares of Series A Stock, constituting 2.4% of the outstanding Series A Stock. How these shares will be allocated among the three
     Purchasers has not yet been determined.

     The following table sets forth the beneficial ownership at December 31, 1996 of the Company's common stock by (i) each director, individually, and
(ii) all directors and officers of the Company, as a group:

Name and Address                        Amount and Nature of             Percent of
of Beneficial Owner                     Beneficial Owmership                Class
___________________                     ____________________                _____

Benson A. Selzer                        506,057{(1)(2)}                     10.4%

Joseph Eiger                            163,917{(2)}                         3.4%

John A. Selzer                           75,833{(2)}                          1.6%

William W. Mowbray                      115,000{(2)}                         2.4%

John J. Borer, III                       20,000{(2)}                           -

Edwin C. Nevis                           20,000{(2)}                           -

Francis G. Warburton                     22,500{(1)(2)}                        -

All directors and executive
  officers as a group (8 persons)       974,557{(1)(2)(3)}                  18.3%

{(1)}Does not include common stock issuable on conversion of 23,225 shares of Series A Stock owned by Benson A. Selzer. Mr Selzer has agreed to sell the common stock and the Series A Stock which he owns to the Purchasers. Benson A. Selzer is the father of John A. Selzer. Each of them disclaims any interest in the other's holdings.

{(2)}Includes  shares issuable on exercise of options as follows:
     Benson A. Selzer, 163,917; Joseph Eiger, 163,917; John A. Selzer 75,833; William W. Mowbray, 100,000; John J. Borer, 20,000; Edwin C. Nevis, 20,000; Francis G. Warburton, 22,500; all directors and
     executive officers  as  a group 617,417.   All the directors except
     Mr. Mowbray and Mr. Borer have agreed to accept payments from the Company to relinquish their options.

{(3)}Does not include common stock issuable on conversion of 30,500 shares of Series A Stock owned by John A. Selzer. Mr. Selzer has agreed to sell the Series A Stock which he owns to the Purchasers.


COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Based solely on a review of Forms 3, 4 and 5 received by the Company during its most recent fiscal year, the Company is not aware that any director, officer, or beneficial owner of more than 10% of the Company's common stock, failed to file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934 during that fiscal year.


January 8, 1997